Exhibit 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the use in this Registration Statement of Simtrol, Inc. and Subsidiaries (the "Company") on Amendment No. 1 to Form SB-2 of our report dated February 20, 2004, except for the last paragraph of Note 11, which is March 29, 2004, and Note 12, which is May 7, 2004 on the financial statements of Simtrol, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP

New York, New York
December 1, 2004